Exhibit 99.1

Mercury Air Group, Inc. Announces Amount of Contingent One Time Special
Dividend per Common Share

LOS ANGELES, Oct. 19— Mercury Air Group, Inc. (Amex: MAX) In connection with Mercury Air Group, Inc.’s contingent one-time special cash dividend of $17.5 million, the Company has announced that based on 3,056,355 shares of its common stock outstanding as of the close of business on October 18, 2004, the dividend payable per common share will be $5.70. The amount payable per share of common stock is net of the mandatory dividend payments of approximately $70,000 on the Company’s outstanding Series A 8% Cumulative Convertible Preferred Stock (the “Preferred Stock”) as of the scheduled dividend payment date of November 5, 2004. Under American Stock Exchange rules for this type of dividend, even though the record date is October 18, 2004 the shares of common stock will not trade ex-dividend until November 8, 2004, the first trading date after the dividend is paid.

The payment of this one-time special dividend is contingent upon the execution of an amendment to a loan agreement prior to the payment of the dividend. The Company believes the proposed amendments will be agreed to and finalized but cannot assure such amendment will be successfully consummated. If the Company and its lender do not agree to the amended terms and conditions of the loan agreement, the Company reserves the right to cancel or delay the payment of the dividend, to delay the record date for payment, and to revise the amount payable per share of common stock.

About Mercury Air Group

Los Angeles-based Mercury Air Group (Amex: MAX) provides aviation petroleum products, air cargo services and transportation, and support services for international and domestic commercial airlines, general and government aircraft and specialized contract services for the United States government. Mercury Air Group operates three business segments worldwide: MercFuel, Inc., Maytag Aircraft Corporation and Mercury Air Cargo, Inc. For more information, please visit www.mercuryairgroup.com.

Statements contained in this news release, which are not historical facts, are forward looking statements as that item is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from estimated results. Such risks and uncertainties are detailed in the Company’s filings with the Securities and Exchange Commission.